Exhibit 99.1

F O R     I M M E D I A T E     R E L E A S E

N E W S

FROM

[LOGO OF BANK MUTUAL CORPORATION]

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568

BANK MUTUAL CORPORATION REPORTS EARNINGS FOR THE SECOND QUARTER OF 2003

Milwaukee, WI

July 17, 2003

Bank Mutual Corporation (Nasdaq: BKMU) reported earnings of $5.2 million or $0.24 diluted earnings per share for the quarter ended June 30, 2003 as compared to $7.0 million or $0.32 diluted earnings per share for the same quarter in 2002. Earnings for the six months ended June 30, 2003 were $11.0 million or $0.52 diluted earnings per share as compared to $13.3 million or $0.61 diluted earnings per share for the six months ended June 30, 2002. The decrease in earnings for both periods was primarily the result of decreased net interest margin, increased provisions for loan losses and impairment of mortgage servicing rights. This decrease was partially offset by an increase in the gains on the sales of loans.

“The unprecedented sustained low market interest rates have continued to produce record mortgage loan refinancings. These mortgage loan refinancings coupled with the high volume of loan sales not only reduced the size of our loan portfolio, they also reduced the yield on the portfolio. This reduced yield was only partially offset by a reduction in deposit costs, which caused compression of our net interest margin,” stated Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual Corporation.

Mortgage loan originations and purchases were $248.9 million in the second quarter of 2003 as compared to $125.5 million for the same period in 2002 and $485.3 million for the first six months of 2003 as compared to $254.5 million for the first six months of 2002.

Loan sales continued to be very strong with $163.3 million sold in the second quarter of 2003 as compared to $41.0 million in the second quarter of 2002. Loan sales for the six months ended June 30, 2003 were $279.3 million as compared to $105.1 million for the same period in 2002.

Commercial business loan originations increased in the second quarter and the first six months of 2003 as a result of our continued emphasis on this portfolio. Commercial business loan originations for the second quarter of 2003 were $14.0 million as compared to $9.1 million for the same period in 2002 and $29.5 million for the six months ended June 30, 2003 as compared to $18.3 million for the first six months of 2002.

Consumer loan originations also continued to be strong in the second quarter and first six months of 2003. Consumer loan originations for the second quarter of 2003 were $84.2 million as compared to $67.5 million for the second quarter of 2002 and $149.9 million for the first six months of 2003 as compared to $118.6 million for the same period in 2002.

In total, loan originations and purchases for the second quarter of 2003 were $347.0 million as compared to $202.2 million for the same quarter in 2002 and $664.7 million for the six months ended June 30, 2003 as compared to $391.4 million for the first six months of 2002.

Total assets at June 30, 2003 were $2.87 billion as compared to $2.84 billion at December 31, 2002.

Deposits increased $37.1 million in the first six months of 2003. This deposit growth coupled with the loan sales and repayments, resulted in an increase in investments and a decrease in borrowings. Borrowings were $316.9 million at June 30, 2003 as compared to $355.0 million at December 31, 2002.

Non-performing loans to total loans at June 30, 2003 were 0.38% as compared to 0.50% at December 31, 2002. The decrease in non-performing loans was primarily the result of a decrease in non-performing commercial business loans. In addition, we provided $109,000 to the allowances for loan losses in the second quarter of 2003 and $367,000 in the first six months of 2003 primarily as a result of commercial business loans being classified as substandard. Although these borrowers are current in their repayments on their loans, other elements merited this classification. Our allowance for loan losses at June 30, 2003 was $13.0 million or 203.9% of non-performing loans.

The net interest margin for the second quarter of 2003 and the first six months of 2003 continued to decrease. The net interest margin for the second quarter of 2003 was 2.60% as compared to 3.00% for the second quarter of 2002 and 2.67% for the first six months of 2003 as compared to 2.95% for the same period in 2002. The decreases in the net interest margin were primarily the result of loans being refinanced or modified to lower interest rates and higher interest rate mortgage-related investments being repaid, which were partially offset by a decrease in the cost of funds.

Book value per share was $15.04 at June 30, 2003. The annualized return on average equity (ROE) for the second quarter of 2003 was 6.49% and ROE for the first six months of 2003 was 6.92%. The annualized return on average assets (ROA) for the second quarter of 2003 was 0.72% and ROA for the first six months of 2003 was 0.78%. Further information regarding Bank Mutual’s assets, liabilities and operations is attached.

Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 69 offices in the state of Wisconsin and one office in Minnesota.

* * *

Outlook

(The following are forward looking statements; see “Cautionary Statements” below) Bank Mutual’s management has identified a number of factors which may affect the company’s operations and results in the remaining months of 2003. They are as follows:

•	Bank Mutual Corporation is in the process of a conversion in which the current ownership interest of Bank Mutual Bancorp, MHC would become owned by the public. If this transaction is completed by the end of the third quarter of 2003, it could increase earnings in the fourth quarter of 2003 and in the future as a result of deployment of proceeds; however, our shareholders’ equity would also increase which could result in an initial reduction in our return on shareholders’ equity.

•	As a result of interest rates being at historically low levels, the remaining months in 2003 may provide an environment of flat to slowly increasing interest rates. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, could experience.

•	Bank Mutual may continue to experience a decline in its net interest margin as cash flows from maturing investments, loan repayments and loan sales are reinvested in short term, lower yielding interest-earning assets and the reduction in the cost of funds subsides. Mortgage loan sales could decrease either as fixed rate mortgage loans become less attractive to consumers or the rate of refinancing decreases, thereby reducing the gains on sales of loans. Bank Mutual sells most of its 30 year and some of its 15 year fixed rate mortgage loans in the secondary market.

•	If mortgage loan originations decrease, fee income could be significantly reduced.

•	If interest rates rise, adjustable rate mortgage loans may become more attractive to consumers and, therefore, increase the mortgage loans outstanding because these loans are not sold.

•	Bank Mutual will further emphasize consumer loans, and commercial real estate and business loans, which does present higher risks than residential mortgages. In 2003, Bank Mutual has experienced an increase in commercial loan delinquencies and has increased management time monitoring the loan portfolio, impaired loans and the loan loss allowance.

•	Bank Mutual combined its savings bank subsidiaries on March 16, 2003. Although the combination was completed with a minimal amount of disruption to our customers, we cannot assume that all customers view the combination positively and some may consequently move their accounts.

•	The national and local economy and securities markets have generally experienced significant challenges and disruptions in recent periods. Among other things, the economic slowdown and consequences of world events could affect the ability of individual and business borrowers to repay their obligations to Bank Mutual or otherwise affect Bank Mutual’s operations and financial condition.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries which hold and manage investment assets and which have not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state bank subsidiaries and has indicated that it may withdraw favorable rulings previously issued in connection with such subsidiaries. As a result of these recent developments, the Department may take the position that the income of the out of state subsidiaries is taxable in Wisconsin, which will likely be challenged by financial institutions in the state. If the Department is successful in it efforts, it would result in a substantial negative impact on the earnings of Bank Mutual Corporation.

* * *

Cautionary Statements

The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, the effects of the merger of the two bank subsidiaries and the integration of our operations, general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.

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BANK MUTUAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,	December 31,
	2003	2002
	(In thousands)
Assets
Cash and due from banks	$36,830	$40,297
Federal funds sold	170,000	165,000
Interest-earning deposits	38,076	36,462

Cash and cash equivalents	244,906	241,759
Securities available-for-sale, at fair value:
Investment securities	77,874	73,226
Mortgage-related securities	650,669	618,123
Loans held for sale	36,786	46,971
Loans receivable, net	1,676,151	1,685,662
Goodwill	52,570	52,570
Other intangible assets	5,403	5,734
Mortgage servicing rights	2,737	3,060
Other assets	117,908	116,223

	$2,865,004	$2,843,328

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$2,163,730	$2,126,655
Borrowings	316,893	354,978
Advance payments by borrowers for taxes and insurance	21,541	3,060
Other liabilities	40,569	35,560

	2,542,733	2,520,253
Shareholders’ equity:
Preferred stock — $.01 par value:
Authorized — 10,000,000 shares in 2003 and 2002
Issued and outstanding — none in 2003 and 2002	—	—
Common stock — $.01 per value:
Authorized — 100,000,000 shares in 2003 and 2002
Issued — 22,341,665 shares in 2003 and 2002
Outstanding — 21,425,061 in 2003 and 21,752,971 in 2002	223	223
Additional paid-in capital	109,562	109,074
Retained earnings	233,936	224,932
Unearned ESOP shares	(6,054)	(6,647)
Accumulated other comprehensive income	6,879	10,487
Unearned deferred compensation	(2,662)	(3,133)
Treasury stock — 916,604 in 2003; 588,694 in 2002	(19,613)	(11,861)

Total shareholders’ equity	322,271	323,075

	$2,865,004	$2,843,328

BANK MUTUAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(In thousands, except per share data)
Interest income:
Loans	$26,944	$31,763	$54,629	$64,605
Investments	1,264	1,401	2,446	2,863
Mortgage-related securities	6,781	8,127	14,134	16,067
Interest-earning deposits	587	847	1,063	1,570

Total interest income	35,576	42,138	72,272	85,105
Interest expense:
Deposits	13,480	16,019	27,373	33,516
Borrowings	4,575	5,861	9,182	11,918
Advance payment by borrowers for taxes and insurance	22	57	32	81

Total interest expense	18,077	21,937	36,587	45,515

Net interest income	17,499	20,201	35,685	39,590
Provision for loan losses	109	40	367	55

Net interest income after provision for loan losses	17,390	20,161	35,318	39,535
Noninterest income:
Service charges on deposits	1,268	1,141	2,298	2,170
Brokerage and insurance commissions	598	933	1,275	1,746
Loan related fees and servicing revenue (loss)	(669)	128	(753)	175
Gains on sale of investments	121		121	—
Gain on sales of loans	1,939	583	3,706	1,536
Other	1,780	1,072	2,895	2,073

Total noninterest income	5,037	3,857	9,542	7,700
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	7,849	7,991	15,531	15,908
Occupancy and equipment	2,747	2,632	5,411	5,223
Amortization of goodwill	—	—	—	—
Amortization of other intangible assets	166	166	331	331
Other	3,598	2,721	6,468	5,659

Total noninterest expenses	14,360	13,510	27,741	27,121

Income before income taxes	8,067	10,508	17,119	20,114
Income taxes	2,887	3,537	6,070	6,812

Net income	$5,180	$6,971	$11,049	$13,302

Per share data:
Earnings per share-basic	$0.25	$0.33	$0.53	$0.62

Earnings per share-diluted	$0.24	$0.32	$0.52	$0.61

Cash dividends paid	$0.10	$0.08	$0.20	$0.16

Bank Mutual Corporation and Subsidiaries

Supplemental Financial Information (Unaudited)

(Dollars in thousands except per share amounts and ratios)

	During the quarter ended June 30,		During the six months ended June 30,
	2003	2002	2003	2002
Originations
Mortgage loans	$248,712	$124,716	$485,141	$250,694
Consumer loans	84,171	67,520	149,895	118,626
Commercial business loans	13,983	9,148	29,477	18,308

Total loan originations	$346,866	$201,384	$664,513	$387,628

Purchases
Mortgage loans	169	769	169	3,793

Total loan purchases	169	769	169	3,793

Total loans originated and purchased	$347,035	$202,153	$664,682	$391,421

Loan Sales	$163,264	$41,047	$279,256	$105,052

Loan Portfolio Analysis

	June 30, 2003	December 31, 2002
Mortgage loans:
One-to-four family	$772,413	$827,648
Multi-family	119,654	112,189
Commercial real estate	206,751	186,960
Construction and development	116,730	127,174

Total mortgage loans	1,215,548	1,253,971
Consumer loans	438,348	431,949
Commercial business loans	73,345	61,060

Total loans receivable	1,727,241	1,746,980
Deductions to gross loans	51,090	61,318

Total loans receivable, net	$1,676,151	$1,685,662

Asset Quality Ratios

	June 30, 2003	December 31, 2002
Non-performing mortgage loans	$1,732	$1,399
Non-performing consumer loans	680	527
Non-performing commercial business loans	3,366	5,357
Accruing loans delinquent 90 days or more	576	1,108

Total non-performing loans	$6,354	$8,391

Total non-performing assets	$6,971	$9,141

Non-performing loans to loans receivable, net	0.38%	0.50%
Non-performing assets to total assets	0.24%	0.32%
Allowance for loan losses to non-performing loans	203.87%	151.87%
Allowance for loan losses to non-performing assets	185.83%	139.40%
Allowance for loan losses to total loans	0.77%	0.76%
Net recoveries (charge-offs )	$(156)	$(262)
Net recoveries (charge-offs) to avg loans (annualized)	-0.02%	-0.01%
Allowance for loan losses	$12,954	$12,743

Bank Mutual Corporation and Subsidiaries

Supplemental Financial Information (Unaudited)

(Dollars in thousands except per share amounts and ratios)

Operating Ratios (annualized)	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net interest margin (1)	2.60%	3.00%	2.67%	2.95%
Net interest rate spread	2.25%	2.62%	2.31%	2.58%
Return on average assets	0.72%	0.97%	0.78%	0.93%
Return on average shareholders’ equity	6.49%	8.92%	6.92%	8.57%
Efficiency ratio(2)	63.72%	56.16%	61.34%	57.35%
Non-interest expense as a percent of average assets	2.01%	1.89%	1.95%	1.89%

(1)    Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)    Efficiency ratio is determined dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

Other Information	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Average earning assets	$2,695,909	$2,692,325	$2,676,435	$2,681,898
Average assets	$2,862,064	$2,862,510	$2,848,522	$2,862,448
Average interest bearing liabilities	$2,383,124	$2,409,902	$2,371,726	$2,412,502
Average shareholders' equity	$319,460	$312,569	$319,417	$310,387
Weighted average number of shares outstanding -used in basic earnings per share	20,674,108	21,211,214	20,714,476	21,287,390
-used in diluted earnings per share	21,301,880	21,640,159	21,290,209	21,660,868

	June 30, 2003	December 31, 2002
Number of shares outstanding (net of treasury shares)	21,425,061	21,752,971
Book value per share	$15.04	$14.85

Weighted Average Net Interest Rate Spread	At June 30, 2003	At December 31, 2002
Yield on loans	5.99%	6.42%
Yield on investments	3.80%	4.30%
Combined yield on loans and investments	5.21%	5.67%
Cost of deposits	2.38%	2.75%
Cost of borrowings	5.67%	5.28%
Total cost of funds	2.80%	3.11%
Interest rate spread	2.41%	2.56%